Exhibit (a)(8)
June 2, 2008
Moldflow employees,
Thank you for maintaining your focus on our customers and our business these past few weeks, when distractions have been abundant. iMUG2008 was very successful. The event confirmed how much our customers rely on us, and that they feel a gratifying sense of partnership with us.
The update on the intended acquisition is as follows. A working committee, composed of Autodesk and Moldflow leaders, is defining a customized, extended integration plan that would go into effect when the acquisition is formally closed. Because one of its highest priorities is Moldflow’s ongoing vitality, Autodesk currently intends to make few, if any, substantive changes in our organization before its new fiscal year begins on February 1, 2009. We’ll receive more specific details at close.
Between now and then Autodesk will be learning more about us in a variety of ways. We are already working with them to organize a number of business integration meetings, including organizational reviews. The integration team has a number of lead representatives which allows all of our functional areas to be represented. These include Ian Pendlebury and Murali Anna Reddy for product issues, Ken Welch for sales issues, Peter Rucinski for marketing, Carole Trask for HR, Dawn Soucier for legal, Seamus Steuterman and Paul Whyte for finance, Tim O’Toole for OMD and Nedim Celik for IT. We will use these integration meetings as opportunities to talk in greater detail about who we are, how we operate, and why. Until close we remain two distinctly separate companies, but we’ll use this time to explore and plan. Following close, even though we’ll continue to operate largely “as is” for a while, additional communication channels can be opened and we can begin to think of ourselves as officially part of the Autodesk team.
This all seems complex because it is. The important thing to remember is that everyone involved has goodwill and good intentions. We feel confident about the beneficial business outcomes and look forward to the dialogue.
Roland
Additional Information This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. Autodesk, Inc. has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Moldflow Corporation has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Moldflow Corporation stockholders and other investors should read the tender offer statement (including the offer to purchase, related letter of transmittal and other offer documents) and the solicitation/recommendation statement carefully because they contain important information, including the terms and conditions of the offer. Moldflow Corporation stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at http://www.sec.gov, from Autodesk, Inc. (with respect to documents filed by Autodesk, Inc. with the SEC), or from Moldflow Corporation (with respect to documents filed by Moldflow Corporation with the SEC). Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.

Safe Harbor for Forward-Looking Statements Statements in this document may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that Autodesk, Inc. and Moldflow Corporation expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the tender offer will not close because of a failure to satisfy one or more of the closing conditions, and that Moldflow Corporation’s business will have been adversely impacted during the pendency of the tender offer. Additional information on these and other risks, uncertainties and factors is included in Moldflow Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.